EXHIBIT 99.1

Spirit Airlines Reports April 2014 Traffic

MIRAMAR, Fla. (May 7, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2014.

Traffic (revenue passenger miles) in April 2014 increased 23.8 percent versus April 2013 on a capacity (available seat miles) increase of 17.9 percent. Load factor for April 2014 was 85.8 percent, an increase of 4.2 points as compared to April 2013. Spirit's preliminary completion factor for April 2014 was 99.7 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended April 30, 2014 and 2013.

	April 2014	April 2013	Change
Revenue passenger miles (RPMs) (000)	1,112,935	898,709	23.8%
Available seat miles (ASMs) (000)	1,297,417	1,100,777	17.9%
Load factor	85.8%	81.6%	4.2 pts
Passenger flight segments	1,129,224	967,550	16.7%
Average stage length (miles)	986	934	5.6%
Total departures	8,143	7,356	10.7%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	4,402,222	3,560,200	23.7%
Available seat miles (ASMs) (000)	5,082,143	4,227,990	20.2%
Load factor	86.6%	84.2%	2.4 pts
Passenger flight segments	4,392,739	3,735,420	17.6%
Average stage length (miles)	996	939	6.1%
Total departures	31,704	28,117	12.8%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. Our all-Airbus fleet currently operates more than 270 daily flights to 55 destinations in the U.S., Latin America and Caribbean. Come save with us at www.spirit.com.

###

Investor Inquiries:  InvestorRelations@spirit.com / 954-447-7920
Media Inquiries:  MediaRelations@spirit.com / 954-628-4827